Exhibit 10.31

ENTELLUS MEDICAL, INC.

OFFICER SEVERANCE PLAN

ENTELLUS MEDICAL, INC.

OFFICER SEVERANCE PLAN

ii

ENTELLUS MEDICAL, INC.
OFFICER SEVERANCE PLAN

This document sets forth the Entellus Medical, Inc. Officer Severance Plan.  The provisions of this Plan document will apply to any Covered Employee whose employment is involuntarily terminated under certain circumstances, including in connection with or following a Change in Control, after the Effective Date of this Plan.

ARTICLE 1

NAME AND PURPOSE

The name of this Plan is the “Entellus Medical, Inc. Officer Severance Plan.”  Its purpose is to provide severance benefits to certain Covered Employees whose employment is involuntarily terminated under certain circumstances, including in connection with or following a Change in Control.  Severance Pay is in addition to regular earned pay and benefits for accrued paid time off, if any, payable to Covered Employees upon separation from service.  This Plan is intended to be an employee welfare benefit plan, as defined in Section 3(1) of ERISA.

ARTICLE 2

DEFINITIONS

The terms listed in this section will have the meanings given below.

Section 2.1 Administrator.  The “Administrator” is the person designated under this Plan to perform administrative duties on behalf of the Company or, as the context may require, the individual to whom specific administrative duties have been delegated.

Section 2.2 Affiliate.  An “Affiliate” is the Company or another member of a Controlled Group of corporations, within the meaning of Section 414(b) of the Code or any trade or business that is under common control with the Company, within the meaning of Section 414(c) of the Code.

Section 2.3 Base Pay.  “Base Pay” means the Covered Employee’s annual base salary from the Company at the rate in effect:

(a) at the time Notice of Termination is given;

(b) immediately prior to the first day of a Change in Control Protection Period; or

(c) immediately prior to the Change in Control whichever of the above is the highest rate.

Base Pay includes only regular cash salary and is determined before any reduction for deferrals pursuant to any nonqualified deferred compensation plan or arrangement, qualified cash or deferred arrangement or cafeteria plan.

Section 2.4 Benefit Plan.  “Benefit Plan” means any:

(a) employee benefit plan as defined in Section 3(3) of ERISA;

(b) cafeteria plan described in Section 125 of the Code;

(c) plan, policy or practice providing for paid vacation, other paid time off or short-or long-term profit sharing, bonus or incentive payments or perquisites; or

(d) stock option, stock purchase, restricted stock, restricted stock unit, phantom stock, stock appreciation right, stock incentive, long-term incentive or other equity-based compensation plan with respect to the securities of any Affiliate that is sponsored, maintained or contributed to by the Company for the benefit of employees (and/or their families and dependents) generally or the Covered Employee in particular (and/or the Covered Employee’s family and dependents), including without limitation the Entellus Medical, Inc. 2015 Incentive Award Plan, as amended from time to time.

Section 2.5 Board.  “Board” means the board of directors of the Company duly qualified and acting at the time in question.

Section 2.6 Cause.  “Cause” means:

(a) the Covered Employee’s gross misconduct that is materially and demonstrably injurious to the Company;

(b) the Covered Employee’s willful and continued failure to perform substantially the Covered Employee’s duties with the Company (other than any such failure (i) resulting from the Covered Employee’s death or disability or (ii) relating to changes in the Covered Employee’s duties after the first day of a Change in Control Protection Period that constitute Good Reason) after a written demand for substantial performance is delivered to the Covered Employee by the chair of the Board which specifically identifies the manner in which the Covered Employee has not substantially performed the Covered Employee’s duties and provides for a reasonable period of time within which the Covered Employee may take corrective actions; or

(c) the Covered Employee’s conviction (including a plea of nolo contendere) of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs the Covered Employee’s ability to perform substantially the Covered Employee’s duties for the Company.

An act or failure to act will be considered “gross or willful” for this purpose only if done, or omitted to be done, by the Covered Employee in bad faith and without reasonable belief that it was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board (or a committee thereof) or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by the Covered Employee in good faith and in the best interests of the Company.

Section 2.7 Change in Control.  A “Change in Control” of the Company will have the meaning set forth in the Entellus Medical, Inc. 2015 Incentive Award Plan, as amended from time to time, and any successor plan thereto.

Solely for ease of reference, the definition of Change in Control as set forth in Section 2.8 of the Entellus Medical, Inc. 2015 Incentive Award Plan, as of the Effective Date of this Plan, is inserted below.

[Section 2.8] “Change in Control” shall mean the occurrence of any of the following events:

(a) A transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any Parent or any Subsidiary, an employee benefit plan maintained by any of the foregoing entities or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.8(a) or Section 2.8(c) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the two (2)-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction:

(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) After which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.8(c)(ii) as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) Approval by the Company’s stockholders of a liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event” (within the meaning of Code Section 409A). Consistent with the terms of this Section 2.8, the Administrator shall have full and final authority to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.

Section 2.8 Change in Control Protection Period.  A “Change in Control Protection Period” means (a) any period in which the Company or any of its Affiliates has initiated a transaction process or is engaged in discussions with a third party about a specific transaction that, if consummated, would result in a Change in Control (and before the complete abandonment of such discussions without the transaction being consummated), (b) during any period the Company or any of its Affiliates has become a party to a definitive agreement to consummate a transaction that would result in a Change in Control (and before the complete termination of such agreement without the transaction being consummated) and (c) at any time on or within twelve (12) months after a Change in Control occurs.

Section 2.9 Code.  “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, (including, when the context requires, all regulations, rulings and authoritative interpretations issued thereunder).

Section 2.10 Company.  The “Company” is Entellus Medical, Inc., a Delaware corporation, or its successor.

Section 2.11 Controlled Group.  “Controlled Group” means any Person with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.

Section 2.12 Covered Employee.  A “Covered Employee” is an Employee who:

(a) is an executive officer of the Company (other than the Chief Executive Officer of the Company) as determined by the Company’s Board; or

(b) is a non-executive officer of the Company as determined at the sole discretion of the Administrator and communicated to such non-executive officer in a written document signed by the Administrator); and

(c) is not an Excluded Employee.

Notwithstanding the above, the Administrator or the Company may not act to terminate any Covered Employee’s participation in this Plan during a Change in Control Protection Period if he or she was a Covered Employee under this Plan on the day before the first day of the Change in Control Protection Period.

Section 2.13 Covered Employee Category.  A “Covered Employee Category” is the Covered Employee’s level for purposes of determining his or her Severance Pay benefits under Article 4.

Section 2.14 “Date of Termination.  “Date of Termination” means:

(a) if the Covered Employee’s employment is to be terminated by the Covered Employee, the date specified in the Notice of Termination which in no event may be a date more than forty-five (45) days after the date on which Notice of Termination is given unless the Company agrees in writing to a later date;

(b) if the Covered Employee’s employment is to be terminated by the Company for Cause, the date specified in the Notice of Termination;

(c) if the Covered Employee’s employment is terminated by reason of the Covered Employee’s death, the date of the Covered Employee’s death; or

(d) if the Covered Employee’s employment is to be terminated by the Company for any reason other than Cause or the Covered Employee’s death, the date specified in the Notice of Termination, which in no event may be a date earlier than fifteen (15) days after the date on which a Notice of Termination is given, unless the Covered Employee expressly agrees in writing to an earlier date.

In all cases, the Covered Employee’s Date of Termination must be consistent with the Covered Employee’s Termination of Employment.

Section 2.15 Effective Date.  The “Effective Date” of this Plan is February 16, 2017.

Section 2.16 Employee.  An “Employee” is any individual who performs services for the Company as a common-law employee.  No reclassification of an individual as a common-law employee of the Company will be given retroactive effect for any purpose under this Plan.

Section 2.17 ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, (including, when the context requires, all regulations, rulings and authoritative interpretations issued thereunder).

Section 2.18 Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time.

Section 2.19 Excluded Employee.  An “Excluded Employee” is an Employee who:

(a) is eligible for severance benefits under any other plan, policy or agreement with the Company;

(b) is the Chief Executive Officer of the Company;

(c) resides in the United States but is not a United States citizen, unless he or she is classified as a permanent resident of the United States;

(d) is classified by the Company as a part-time Employee;

(e) is classified by the Company as a temporary Employee; or

(f) is covered by a collective bargaining agreement that does not specifically provide for participation in this Plan.

Section 2.20 Good Reason.  “Good Reason” means:

(a) during a Change in Control Protection Period, a change in the Covered Employee’s, status, authority, duties or responsibilities as an employee of the Company, as in effect immediately prior to the first day of such Change in Control Protection Period, which is material and adverse but recognizing the Covered Employee may be employed by a subsidiary or division of a larger, more diverse entity;

(b) a material reduction by the Company in the Covered Employee’s Base Pay, or a material adverse change in the form or timing of the payment thereof;

(c) during the Change in Control Protection Period, a material diminution, in the aggregate, of the benefits provided to the Covered Employee and/or the Covered Employee’s family and dependents under the Company’s Benefit Plans in terms of total cost to the Covered Employee (e.g., premiums, deductibles, co-pays, out of pocket maximums, required contributions and the like) relative to the benefits and total costs under the Benefit Plans in which the Covered Employee (and/or the Covered Employee’s family or dependents) were participating at any time during the ninety (90)-day period immediately preceding the first day of the Change in Control Protection Period;

(d) the Company requiring the Covered Employee to be based at any. office or location that is more than thirty-five (35) miles further from the Covered Employee’s office or location thereof, except for required travel on the Company’s business, and, during a Change in Control Protection Period, then only to the extent substantially consistent with the business travel obligations which the Covered Employee undertook on behalf of the Company during the 90-day period immediately preceding the first day of the Change in Control Protection Period (without regard to travel related to or in anticipation of the Change in Control); or

(e) any purported termination by the Company of the Covered Employee’s employment that is not properly effected pursuant to a Notice of Termination and pursuant to any other requirements of this Plan, and, for purposes of this Plan, no such purported termination will be effective.

Notwithstanding the foregoing, the Covered Employee will not be deemed to have resigned for Good Reason unless the Covered Employee gives written notice to the Company of an event or change constituting Good Reason, and his or her intent to terminate employment with the Company for Good Reason, within ninety (90) days after the date of the occurrence of any event or change that the Covered Employee knows or should reasonably have known to constitute Good Reason. If the Company remedies any event or change described in subsections (a) through (e) within thirty (30) days of such notice from the Covered Employee, such event or change will not constitute Good Reason. The Covered Employee’s continued employment does not constitute consent to, or waiver of any rights arising in connection with, any circumstances constituting Good Reason. The Covered Employee’s Termination of Employment for Good Reason as defined above will constitute Good Reason for all purposes of this Plan notwithstanding that the Covered Employee may also thereby be deemed to have retired under any applicable benefit plan, policy or practice of the Company.

Section 2.21 Involuntary Termination of Employment.  An “Involuntary Termination of Employment” means the Covered Employee’s Termination of Employment (a) by the Company for any reason other than for Cause or the Covered Employee’s death or disability or (b) resignation by the Covered Employee for “Good Reason.”

Section 2.22 Notice of Termination.  “Notice of Termination” means a written notice given which indicates the specific termination provision in this Plan pursuant to which the notice is given. Any purported termination by the Company or by the Covered Employee must be communicated by written Notice of Termination to be effective.

Section 2.23 Participant.  A Participant is a former Covered Employee who is entitled to Severance Pay benefits under this Plan.

Section 2.24 Person.  “Person” means any individual, corporation, partnership, group, association or other person, as such term is used in Section 13(d) or Section 14(d) of the Exchange Act, other than the Company, any Affiliate or any Benefit Plans sponsored by the Company or an Affiliate.

Section 2.25 Plan.  This Plan is the Entellus Medical, Inc. Officer Severance Plan set forth in this instrument as it may be amended from time to time.

Section 2.26 Severance Pay.  Severance Pay includes the benefits described in Article 4 that are owed to the Participant under the terms of this Plan.

Section 2.27 Specified Employee.  “Specified Employee” means a “specified employee” within the meaning of Section 409A of the Code.

Section 2.28 Successor.  “Successor” means any Person that succeeds to, or has the practical ability to control (either immediately or solely with the passage of time), the business of the Company directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of the Company’s outstanding securities ordinarily having the right to vote at the election of directors or all or substantially all of its assets or otherwise, including any Affiliate of the Successor.

Section 2.29 Termination of Employment.  “Termination of Employment” means a termination of the Covered Employee’s employment relationship (both as an employee and independent contractor) with the Company and all Affiliates or such other change in the Covered Employee’s employment relationship with the Company and all Affiliates that would be considered a “separation from service” under Section 409A of the Code.  The Covered Employee’s employment relationship will be treated as remaining intact while the Covered Employee is on a military leave, a sick leave or other bona fide leave of absence (pursuant to which there is a reasonable expectation that the Covered Employee will return to perform services for the Company or an Affiliate) but only if the period of such leave does not exceed six (6) months, or if longer, so long as the Covered Employee retains a right to reemployment by the Company or an Affiliate under applicable statute or by contract, provided, however, where the Covered Employee’s leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months and such impairment causes the Covered Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence may be substituted for such six (6) month period of absence.  In all cases, the Covered Employee’s Termination of Employment must constitute a “separation from service” under Section 409A of the Code and any “separation from service” under Section 409A of the Code will be treated as a Termination of Employment.

ARTICLE 3

ENTITLEMENT TO SEVERANCE PAY

Section 3.1 Eligible Terminations.  Severance Pay will be paid, subject to the other provisions of this Plan, only to a Covered Employee who is subject to an Involuntary Termination of Employment by the Company other than for Cause, death or disability or by the Covered Employee for Good Reason.

Section 3.2 Terminations Not Covered.  No Severance Pay will be paid to any Covered Employee upon commencement of a leave of absence, including military service leave, or to any Covered Employee whose employment termination is not an Involuntary Termination of Employment, including employment terminated by the Covered Employee’s:

(a) resignation or retirement that does not constitute an Involuntary Termination;

(b) death;

(c) discharge due to disability;

(d) discharge for Cause;

(e) failure to be reinstated following a leave of absence; or

(f) refusal to accept a new job position with the Company, a transfer to a new work location or a reduction in wages or salary that does not constitute an Involuntary Termination of Employment.

Section 3.3 Release Required.  Notwithstanding any other provision in this Plan, as a condition to becoming a Participant in this Plan who is entitled to receive Severance Pay, the Covered Employee must timely execute and deliver, and not subsequently revoke, a release of claims substantially in the form attached hereto as Exhibit A (the “Release”) within fifty (50) days of the Covered Employee’s Date of Termination. The Covered Employee will forfeit any right to Severance Pay if the Covered Employee fails to comply with the requirements of the preceding sentence. If the aggregate period during which the Covered Employee is entitled to consider and/or revoke the Release spans two (2) calendar years, no Severance Pay will be paid prior to the beginning of the second such calendar year, and any payments otherwise payable prior thereto (if any) will instead be paid on the first regularly scheduled Company payroll date occurring in such second calendar year.

Section 3.4 Return of Property.  No Severance Pay will be paid to a Participant prior to the date on which the Participant returns to his or her employer all property of the Company and any Affiliate he or she has in his or her possession or control including, but not limited to, employee identification cards, credit cards, phone cards, vehicles, equipment, documents, electronic storage media and any other items specified in the Release.

ARTICLE 4

AMOUNT OF SEVERANCE PAY

Section 4.1 Regular Base Amount.  Subject to the other provisions of this Plan, a Participant in the respective Covered Employee Category will receive a cash base amount of Severance Pay determined from the following table.

Covered Employee Category	Base Amount - Severance Pay (Regular)
Vice President (Executive Officer)	An amount equal to six (6) months of the Covered Employee’s annual Base Pay
Non-Executive Officer who is a Covered Employee	An amount equal to three (3) months of the Covered Employee’s Base Pay

Section 4.2 Change in Control Base Amount.  In lieu of (and not in addition to) receiving the regular base amount described in Section 4.1, if the Participant’s Date of Termination occurs during a Change in Control Protection Period, subject to the other provisions of this Plan, a Participant in the respective Covered Employee Category will receive a cash base amount of Severance Pay determined from the following table.

Covered Employee Category	Base Amount - Severance Pay (Change in Control)
Vice President (Executive Officer)	An amount equal to twelve (12) months of the Covered Employee’s annual Base Pay Plus 100% of the Covered Employee’s target bonus established for the year in which the Date of Termination occurs
Non-Executive Officer who is a Covered Employee	An amount equal to six (6) months of the Covered Employee’s Base Pay Plus 50% of the Covered Employee’s target bonus established for the year in which the Date of Termination occurs

Section 4.3 Timing and Form of Base Amount Payment.  The Company will pay the Participant the base amount owed under Section 4.1 or 4.2, as applicable, in a lump-sum cash payment no later than the tenth (10th) day following the date on which the Covered Employee’s Release becomes effective and the Covered Employee has not revoked such Release; provided, however, that if the special payment timing rule described in Section 3.3 applies then payment will be made by the first regularly scheduled Company payroll date occurring in the calendar year first following the Date of Termination.

Section 4.4 COBRA Reimbursement.

(a) Subject to the other provisions of this Plan, if the Participant timely elects continued coverage (which may include coverage for the Participant, Participant’s spouse and/or Participant’s other dependents) under the Company’s group medical plan and/or group dental plan pursuant to Section 4980B of the Code (“COBRA”), in accordance with ordinary plan practices and provides appropriate documentation of such payment as requested by the Administrator, the Company will reimburse the Participant each month during the Premium Reimbursement Period an amount equal to the difference between the amount the Participant pays for such COBRA continuation coverage each such month and the amount paid by a full-time active employee of the Company each such month for the same level of coverage elected by the Participant.  Any such reimbursement or payment will be made on or before the tenth (10th) day of the calendar month following the calendar month in which any COBRA continuation coverage payment was incurred.  In addition, the Company will pay the Participant during the Premium Reimbursement Period an amount equal to any Company contribution that the Company would have made on behalf of the Participant to a health savings account (or other arrangement), had the Participant been employed by the Company during such time period and based on the Participant’s level of medical plan coverage in effect at the time of such contribution (i.e., single or family coverage), payable in the calendar year following the calendar year for which the contribution was made.  For purposes of the preceding sentence, the “Premium Reimbursement Period” is the period that begins on the Date of Termination and ends on the earlier of:

(i) the last date of the Premium Reimbursement Period that applies to the Participant based on his or her Covered Employee Category in the table below;

(ii) the date on which the Participant’s eligibility for COBRA continuation coverage under the Company’s group medical or group dental plan ends; or

(iii) the date on which the Participant becomes eligible to participate in another group medical plan (that provides “major medical” coverage) or group dental plan, as the case may be, because of reemployment or otherwise, whether or not the Participant elects to participate in such plan.

Covered Employee Category	Premium Reimbursement Period (Regular)
Vice President (Executive Officer)	Six (6) months
Non-Executive Officer who is a Covered Employee	Three (3) months

If the Participant’s Date of Termination occurs during a Change in Control Protection Period, the Premium Reimbursement Period for a Participant in the respective Covered Employee Category will be based on the following table (in lieu of and not in addition to the above table).

Covered Employee Category	Premium Reimbursement Period (Change in Control)
Vice President (Executive Officer)	Twelve (12) months
Non-Executive Officer who is a Covered Employee	Six (6) months

(b) Other than the COBRA reimbursement payments described in this Section 4.4, the Participant’s coverage under any Company employee benefit plan is subject to the terms of such employee benefit plan and applicable law.

Section 4.5 Death of Participant.  If a Participant dies prior to receiving all of the Severance Pay to which he or she is entitled under this Plan, the remaining payments (if any) will be made to the Participant’s estate. If the Participant dies during the COBRA Premium Reimbursement Period pursuant to Section 4.4, COBRA premium reimbursement payments still owed (if any) will be paid to the Participant’s estate.

Section 4.6 Section 409A.  Payments of amounts under this Plan are intended to comply with one or more exemptions or exclusions under Section 409A of the Code and any final regulations and guidance promulgated thereunder (“Section 409A”), and to the extent Section

409A is applicable to any payments or benefits under this Plan, this Plan is intended to comply with Section 409A. This Plan shall be construed and administered in a manner consistent with such intentions.

(a) It is intended that the Severance Pay amounts under this Plan are excluded from Section 409A either as short-term deferrals under Treasury Regulation Section 1.409A-1(b)(4) or as payments under a separation pay plan as described in Treasury Regulation Section 1.409A-1(b)(9).

(b) Six Month Suspension for Specified Key Employees.  Notwithstanding any other provision of this Plan if, at the time of the Covered Employee’s Termination of Employment, the Covered Employee is a Specified Employee and the Company determines that paying any Severance Pay at the time or times indicated in this Plan would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code then, in addition to the conditions specified therein, no payment under this Plan will be made until the first day after the end of the six (6) month period following the Covered Employee’s Date of Termination or, if earlier, upon the Covered Employee’s death. If any such suspended payment is not made within ten (10) days of the end of such six (6) month period, the Company will pay the Covered Employee interest, equal to the Applicable Federal Rate (“AFR”) determined under Section 1274(d) of the Code in effect for each month, from the Date of Termination through the date of payment.

Section 4.7 Excess Parachute Payments, Limitation on Payments.

(a) Best Pay Cap. Notwithstanding any other provision of this Plan, in the event that any Severance Pay received or to be received by the Covered Employee (including any payment or benefit received in connection with a termination of the Covered Employee’s employment, whether pursuant to the terms of this Plan or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Pay, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this Agreement will first be reduced, and the noncash severance payments hereunder will thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Covered Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Covered Employee will have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

Section 4.8 Equity Award Acceleration. Subject to Section 4.7 and notwithstanding the provisions of any Benefit Plan, if a Change in Control occurs and the Successor assumes or replaces the stock options or stock awards granted under any Benefit Plan then held by the Covered Employee and the Covered Employee continues to be employed by the Company after the Change in Control, then all such stock options or stock awards held by the Covered Employee which are unvested or restricted will vest and be immediately exercisable in full, or become unrestricted, as the case may be, upon a Termination of Employment by the Company for any reason other than for Cause, death or disability or by the Covered Employee with Good Reason, in either case, following such Change in Control, and all options held by the Covered Employee will remain exercisable until one year after the Date of Termination of either such termination, but in no event after the expiration date of any stock option.

Section 4.9 Indemnification.  Following a Change in Control, the Company will indemnify and advance expenses to the Covered Employee for damages, costs and expenses (including, without limitation, judgments, fines, penalties, settlements and reasonable fees and expenses of the Covered Employee’s counsel) (the “Expenses”) incurred in connection with all matters, events and transactions relating to the Covered Employee’s service to or status with the Company or any other corporation, employee benefit plan or other Person for which the Covered Employee served at the request of the Company to the extent that the Company would have been required to do so under applicable law, corporate articles, bylaws or agreements or instruments of any nature with or covering the Covered Employee, including any indemnification agreement between the Company and the Covered Employee, as in effect immediately prior to the Change in Control and to any further extent as may be determined or agreed upon following the Change in Control.

ARTICLE 5

ADMINISTRATION

Section 5.1 Administrator.  The Company will be the Administrator and Named Fiduciary of this Plan.  The Chief Executive Officer of the Company will perform administrative duties on behalf of the Company and will have overall responsibility for administration of this Plan including, but not limited to, making the determination whether a non-executive officer is a

Covered Employee under this Plan.  The Chief Executive Officer may delegate to any person such administrative duties as he or she deems advisable and may revoke any such delegation at any time.  Any delegation to a person who is not an Employee of an Affiliate will be in writing, and any delegation to an Employee of an Affiliate will terminate upon the termination of his or her employment.  If the name of position of Chief Executive Officer of the Company changes or the duties of such position are transferred to another position, such other position will be substituted for the Chief Executive Officer of the Company in this provision. Notwithstanding the foregoing, the Compensation Committee of the Board of Directors will perform administrative duties on behalf of the Company and will have overall responsibility for administration of this Plan with respect to the Chief Executive Officer if the Chief Executive Officer is a Covered Employee under this Plan.

Section 5.2 Administrator’s Discretion.  The Administrator will have the discretionary power and authority to establish, modify or terminate Plan policies, rules or procedures, to interpret, construe, apply and enforce the terms of this Plan or any such Plan rules, polices or procedures whenever he or she deems necessary in its administration.  Such discretion will include, without limitation, the discretionary power and authority to (a) determine whether an individual is a Covered Employee, the amount of a Covered Employee’s benefit and whether a Covered Employee has satisfied applicable conditions or is subject to limitations and (b) remedy ambiguities, inconsistencies, omissions and erroneous benefit calculations.  In exercising such discretionary power and authority, the Administrator will treat all individuals determined by the Administrator to be similarly situated in a uniform manner.  All acts and decisions of the Administrator made in good faith are binding on all interested persons.

ARTICLE 6

AMENDMENT AND TERMINATION OF PLAN

Section 6.1 Right to Amend or Terminate this Plan.  Subject to Section 6.2, the Company reserves the right to amend or terminate this Plan at any time by a written instrument signed by an officer of the Company that is approved in advance or ratified by the Compensation Committee of the Company’s Board of Directors.  Subject to Section 6.2, the amendment or termination of this Plan will be effective as of the date specified in such instrument and may apply to any Covered Employee or Participant, except that no amendment will be effective to reduce the total amount of Severance Pay payable to a Participant whose Date of Termination was before the date the amendment is adopted or, if later, is effective.  Any Covered Employee whose employment terminates on or after the effective date of the termination of this Plan will be ineligible for Severance Pay.

Section 6.2 Change in Control.  Notwithstanding Section 6.1:

(a) the Company (or on or following a Change in Control, the Company or any Successor) may not amend or terminate this Plan during a Change in Control Protection Period in any way that would adversely affect the rights of any Covered Employee under the Plan without the written consent of such affected Covered Employee and

(b) any Severance Pay payable to any individual who is a Covered Employee in this Plan as of the day immediately prior to the first day of the Change in Control Protection Period and whose employment with all Affiliates terminates at any time during the Change in Control Protection Period, will be no less than the Severance Pay such Covered Employee would have been entitled to receive under this Plan if he or she had become entitled to Severance Pay upon an Involuntary Termination of Employment with the Company on the date of the Change in Control.

ARTICLE 7

MISCELLANEOUS PROVISIONS

Section 7.1 No Benefit Accrues.  No Covered Employee will accrue any right to benefits under this Plan before satisfying all of the requirements for Plan benefits in effect on his or her Date of Termination.  No Participant will accrue any right to continued benefits under this Plan (if any) unless he or she satisfies the conditions for eligibility as of the date each benefit becomes payable.

Section 7.2 Indemnification.  Each Affiliate will indemnify and hold harmless, to the extent permitted by law, each of its directors, officers and employees against any and all liabilities, losses, costs and expenses (including legal fees) of every kind and nature that may be imposed on, incurred by or asserted against such person at any time by reason of such individual’s services at the request of the Affiliate in connection with this Plan, but only if such individual did not act dishonestly or in bad faith or in willful violation of the law, regulation or Company by-law under which such liability, loss, cost or expense arises.  An Affiliate has the right, but not the obligation, to select counsel and control the defense and settlement of any action for which an individual may be entitled to indemnification under this provision.

Section 7.3 Specialist’s Assistance.  The Administrator may retain such actuarial, accounting, legal, clerical and other services as may reasonably be required in the administration of this Plan, and may pay reasonable compensation for such services.  All costs of administering this Plan will be paid by the Company.

Section 7.4 Benefits Claim Procedure.  The claim and appeal review procedures set forth below will apply to this Plan.

(a) The Covered Employee or Participant (“Claimant”) must make a claim for benefits under this Plan with the Administrator.  A claim for benefits must be made no later than fifty (50) days following the Termination of Employment.

(i) Within thirty (30) days after receipt of a claim for benefits, the Administrator will render a written decision on the claim to the Claimant.

(ii) If the claim is denied, in whole or in part, the Administrator will send notification of the denial to the Claimant.  Such notification will comply with the requirements set forth in Department of Labor regulation 2560.503-1(g).

(b) Appeals of denied claims will be subject to the following procedures.

(i) To appeal the denial, the Claimant or his or her representative must file a written request for review with the Administrator not later than sixty (60) days after the Claimant receives the Administrator’s written decision on the claim.

(ii) The Claimant or his or her representative may submit written comments, documents, records, and other information relating to the claim for benefits to the Administrator for consideration by the Administrator without regard to whether such information was submitted or considered in the initial review determination.

(iii) The Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits.

(iv) The Administrator will make a decision on review within sixty (60) days of the receipt of the request for review and will provide the decision on review in writing to the Claimant.

(v) If the denial is upheld in whole or part, the Administrator will notify the Claimant.  The notification will include the reasons for the denial, the reference to this Plan provisions on which the denial is based and this Plan’s response to any additional information provided by the Claimant following the initial review determination.

(c) The thirty (30) and sixty (60) day periods during which the Administrator must respond to the Claimant, may be extended by up to an additional thirty (30) or sixty (60) days, respectively, if circumstances beyond the Administrator’s control so require and if notice of such extension is given to the Claimant.  If the time for rendering a written decision on a claim is extended due to the Claimant’s failure to provide information necessary to decide the claim, the time period for making the determination will be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

(d) No action at law or in equity may be brought for any claim or dispute in relation to this Plan until all administration remedies under this Plan have been exhausted in their entirety, including all claims and appeals.  Any individual who fails to follow the claim and appeal procedures described above will be barred from asserting his or her claim in any judicial or administrative proceeding.

Section 7.5 Governing Law and Disputes.  To the extent not preempted by provisions of ERISA, or any other federal laws of the United States, this Plan, and all disputes, claims or proceedings relating to or arising out of this Plan, or the breach thereof, whether sounding in contract, tort or otherwise, shall be governed, administered, construed and enforced according to the internal, substantive laws of the State of Minnesota, without regard to its conflict of laws or choice of law principles or rules.  The United States District Court for the District of Minnesota is the exclusive proper venue for any action involving a dispute between any individual and any Affiliate, the Administrator or any other person relating to or arising from this Plan, and such court will have personal jurisdiction over any Covered Employee named in the action.  The law as stated and applied by the United States Court of Appeals for the Eighth Circuit or the United

States District Court for the District of Minnesota will apply to and control all actions relating to this Plan brought against this Plan.  If federal jurisdiction is lacking, the exclusive venue shall be the courts located within Hennepin County, Minnesota.  No action relating to or arising from this Plan may be commenced against this Plan, the Plan Administrator or the Company more than six (6) months following termination of the involved individual’s employment with an Affiliate or, if later, ninety (90) days after the issuance of the Administrator’s final decision on the request for review of a denied claim under this Plan’s benefit claim procedure.

Section 7.6 Company Action.  The Company’s decisions and actions pursuant to this Plan (other than those decisions which this Plan requires to be made by the Administrator when the Company is acting in that capacity) will be made or taken in the Company’s own interest, and the Company is not required to consider the interest of any Covered Employee or other individual, it being intended that any such decision or action will be made or taken by the Company in its settlor capacity rather than in a fiduciary capacity.

Section 7.7 Status of Plan.  Nothing contained in this Plan is to be construed as providing for assets to be held for the benefit of any Covered Employee or any other person to whom benefits are to be paid pursuant to the terms of this Plan, the Covered Employee’s or other person’s only interest under this Plan being the right to receive the benefits specified in this instrument.  To the extent the Covered Employee or any other person acquires a right to receive benefits under this Plan, such right is no greater than the right of any unsecured general creditor of the Company.

Section 7.8 No Assignment of Benefits.  The benefits payable under this Plan and the right to receive future benefits under this Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subjected to any charge or legal process.

Section 7.9 Withholding and Offsets.  The Company retains the right to withhold from any Severance Pay any and all income, employment, excise and other taxes as the Company deems necessary, and the Company may offset against amounts otherwise then distributable to any individual under this Plan any amounts such individual then owes the Company but only if and to the extent allowed under Section 409A of the Code.

Section 7.10 Other Benefits.  No amounts paid pursuant to this Plan constitute salary or compensation for the purpose of computing benefits under any other benefit plan, practice, policy or procedure of the Company that does not expressly provide otherwise.

Section 7.11 No Employment Rights Created.  Neither the maintenance of nor participation in this Plan gives any employee a right to continued employment or limits the right of the Company to discharge, transfer, demote or modify the terms and conditions of employment or otherwise deal with any employee without regard to the effect such action might have on him or her with respect to this Plan.

Section 7.12 Successors.  Except as otherwise expressly provided in this Plan, all obligations of the Company under this Plan are binding on any successor to the Company, whether the existence of such Successor is the result of a direct or indirect purchase, merger, consolidation or other transfer of all or substantially all of the business or assets of the Company.

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IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its authorized officer on the date written below.

ENTELLUS MEDICAL, INC.

Dated: February 16, 2017	By:	/s/ Robert S. White
Robert S. White
President and Chief Executive Officer

EXHIBIT A

FULL AND FINAL RELEASE OF ALL CLAIMS

This Full and Final Release of All Claims (the “Release”) is entered into by _____________ (the “Employee”) as a condition of the Employee’s entitlement to Severance Pay pursuant to the terms of the Entellus Medical, Inc. Officer Severance Plan (the “Officer Severance Plan” or “Plan”).

Section 1. Definitions.  Capitalized terms used but not defined in this Release have the meanings set forth in the Officer Severance Plan.  All other words used in this Release are intended to have their plain meanings.

(a) “Claims” means any and all actual, suspected or potential claims, controversies, causes of action, cross-claims, counterclaims, demands, debts or liabilities of any nature whatsoever in law and in equity, whether known, suspected or unknown, arising or accruing through the date this Release becomes effective, that Employee has or may have against any of the Released Parties, seeking any form of relief or damages, reinstatement, back pay, front pay, attorney’s fees, specific performance, injunctive relief, reinstatement, other equitable relief, costs, disbursements or interest arising out of or connected to Employee’s employment with, relationship with, or Termination of Employment from the Company, including without limitation, those claims arising pursuant to or under:

(i) Any local, state or federal statute, ordinance, rule or regulation, including without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Civil Rights Act (42 U.S.C. § 1981) (“Section 1981”), the Family Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act (“ERISA”), the Equal Pay Act (“EPA”), the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Minnesota Human Rights Act (“MHRA”), other non-interference or non-retaliation statutes and any other federal, state, or local statute, law, rule, regulation, ordinance or order; [Note: Other applicable state statutes to be added depending upon state of residence or employment of Employee]

(ii) The Age Discrimination in Employment Act (“ADEA”) and/or the Older Workers Benefit Protection Act (“OWBPA”);

(iii) State or federal common law for any intentional or negligent act, or any act for which any Released Party might be strictly or vicariously liable; and

(iv) Any employment agreement or severance, separation, retention, exit incentive, employment termination, or similar plan, policy, program or practice with the Company.

The term “Claims” does not include any claims which cannot be waived or released under applicable law including, without limitation, claims for: (A) unemployment insurance benefits; (B) workers’ compensation benefits to the extent that such benefits are

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awarded by a state agency or agreed upon consistent with applicable state law; (C) vested benefits under an employee welfare, retirement, stock option, restricted stock, restricted stock unit or stock appreciation rights plan or award agreement; (D) benefits and rights under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”); (E) the right to enforce the terms of the Officer Severance Plan and this Release; (F) defense, indemnification or contribution, whether pursuant to the Company’s charter, bylaws, contract, applicable law or otherwise for claims brought against Employee in his or her capacity as an employee or agent of the Company; (G) the enforcement of rights as a stockholder of the Company; and (H) events occurring after the date the Employee delivers a signed copy of this Release  to the Company.

(b) “Released Parties” as used in this Release means the Company and its Affiliates, predecessors, Successors, assigns, the Officer Severance Plan, the Administrator of the Officer Severance Plan and any other benefit plans, benefit plan administrators, insurers, stockholders, officers, directors, agents, employees and attorneys, fiduciaries of any employee benefit plan (including the Officer Severance Plan) sponsored or maintained by the Company, and anyone who acted on the Company’s behalf, past and present, whether in their individual or official capacities.

Section 2. Termination of Employment.  The Employee’s Date of Termination is _____________, 20__   and the Administrator of the Officer Severance Plan has determined that the Employee is a Covered Employee who is eligible to receive Severance Pay pursuant to the terms of the Officer Severance Plan, but only if Employee signs and does not revoke this Release.

Section 3. Time to Consider and Severance Benefits.  The Company will provide the Employee with Severance Pay in accordance with the terms of the Officer Severance Plan if the Employee delivers this signed Release to the Administrator of the Officer Severance Plan no later than fifty (50) days after the Employee’s Date of Termination and after the applicable revocation periods have expired; provided, however, that the Employee will not receive - and forfeits the right to receive -  Severance Pay under the Officer Severance Plan if the Employee exercises the Employee’s rights to revoke any part of the general Waiver and Release of Claims as provided in Section 4 of this Release.   The Employee acknowledges that the Company has advised the Employee to use the fifty (50) day consideration period to consult with an attorney about the effect of the Waiver and Release of Claims.  If the Employee signs this Release before the end of the fifty (50) day period, it is the Employee’s personal, voluntary decision to do so.  Any changes made to this Release before it is signed do not restart the running of this consideration period.

Section 4. General Waiver and Release of Claims.  In exchange for the Severance Pay (“Consideration”) paid by and the other undertakings of the Company as stated in this Release, the Employee knowingly and willingly waives, releases, relinquishes, concedes and forever discharges all Released Parties from any and all Claims and all rights to any legal or equitable relief under any such Claims (“Waiver and Release of Claims”).  In exchange for the Employee’s agreement to waive, release and discharge these Claims, Employee is receiving the Severance Pay provided in the Officer Severance Plan, which the Employee agrees is full and fair compensation for this

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general Waiver and Release of Claims.  The Released Parties do not owe the Employee anything in addition to what the Employee is entitled to receive under the Officer Severance Plan.

Section 5. Knowing Waiver and Release of Claims.  The general Waiver and Release of Claims provided in Section 4 of this Release is subject to applicable statutes including, without limitation, the OWBPA, Title VII and Section 1981.  The OWBPA, Title VII and Section 1981 provide that a covered individual cannot waive a right or claim under those statutes, as amended, unless the waiver is knowing and voluntary.  The Employee is advised to consult with an attorney prior to signing this Release and Employee acknowledges that the Employee has been so advised.

Nothing in this Release interferes with the Employee’s right to challenge the knowing and voluntary nature of the Waiver and Release of Claims or the Company’s compliance with the waiver requirements of the ADEA or the OWBPA in a court of competent jurisdiction.

Section 6. Revocation Rights.  The Employee has the right to revoke the Employee’s waiver and release of the Employee’s ADEA claims by written notice of such to the Company within seven (7) calendar days following the Employee’s signing of this Release.  This Release will not become effective or enforceable as to those ADEA claims until that seven (7) day period has expired.

The Employee has the right to revoke (rescind) the Employee’s waiver and release of Employee’s MHRA claims by written notice of such to the Company within fifteen (15) calendar days following the Employee’s signing of this Release.  This Release will not become effective or enforceable as to those MHRA claims until that fifteen (15) day period has expired.

A notice of revocation must be in writing, must state whether the revocation is applicable to the Employee’s ADEA claims, MHRA claims or both, and must be either hand-delivered to the Company or, if sent by mail, postmarked within the applicable revocation period, sent by certified mail, return receipt requested, and addressed to:

General Counsel

Entellus Medical, Inc.

3600 Holly Lane North, Suite 40

Plymouth, MN  55447

The Employee does not have the right to revoke the Waiver and Release of Claims as to any other Claims.

The Employee understands that the Employee’s receipt of Severance Pay under the Officer Severance Plan is contingent upon the Employee’s agreement to be bound by all terms of this Release.  Accordingly, if the Employee revokes the waiver and release of either the Employee’s ADEA claims or MHRA claims, or both, the Employee is not entitled to the Severance Pay (Consideration) offered by the Company pursuant to the terms of the Officer Severance Plan.  Instead, the Employee will be paid consideration of $1.00 for the release of the remaining Claims.

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If the Employee attempts to revoke the Employee’s waiver and release of either the ADEA claims or MHRA claims, or both, the Employee will immediately return to the Company any Severance Pay or any other Consideration (if any) that the Employee may have already received under this Release; provided, however, that if the Employee challenges the knowing and voluntary nature of the Release of the Employee’s ADEA Claims, the Employee is not required to return the Consideration.

Section 7. Covenant Not to Sue.  Unless otherwise provided in this Release, the Employee will not, directly or indirectly, whether on behalf of the Employee or any third party, bring any lawsuits against the Company or make any demands against the Company for any kind of compensation, damages, or other relief, based on any of the Claims released above.  If the Employee institutes any claim that is not excepted or excluded from the general Waiver and Release of Claims provided in this Release, the Employee agrees that the Company will be entitled to recoup from the Employee any Severance Pay (Consideration) paid to the Employee under the Officer Severance Plan, to recover all costs and expenses of defending against the suit incurred by the Company, including reasonable attorneys’ fees, and to recover any costs and fees, including attorneys’ fees, incurred in connection with the recoupment of the Severance Pay.

Section 8. Employee Representations and Warranties; Limitations on Release and Additional Recovery.

(a) The Employee represents and warrants that the Employee is aware of no facts, evidence, allegations, claims, liabilities, or demands relating to alleged or potential violations of law that may give rise to a claim or liability on the part of any Released Party under the Securities Exchange Act of 1934, the Sarbanes–Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other federal, state, local or international law, statute or regulation providing for protection and/or recovery to whistleblowers.

(b) Nothing in this Release, however, should be construed as interfering with the Employee’s right or ability to file a charge, report, claim or complaint with, or to otherwise participate in any manner in an investigation or proceeding before, any civil rights or fair employment practices regulatory or law enforcement agency or entity including, without limitation, the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), Occupational Safety and Health Administration (“OSHA”), Securities and Exchange Commission (“SEC”), Internal Revenue Service (“IRS”), Department of Labor (“DOL”), Department of Justice (“DOJ”), any agency Inspector General or any other federal, state or local governmental branch, unit, agency or commission (each a “Government Agency”) against any Released Party.  Employee further understands that this Release does not limit the Employee’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Employee providing documents or other information to such Government Agency, without notice to the Company.

(c) Notwithstanding the above, the Employee understands and agrees that the Employee waives the Employee’s right to recover individual relief for the Employee in any such administrative or legal action, whether such action is brought by a Government Agency, the Employee or any other party, unless and to the extent that such waiver is contrary to law (as is

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the case where an informant is entitled to an award for providing original and useful information leading to a successful enforcement action by a Government Agency).

(d) Notwithstanding any other provisions in this Release or in any trade secret or confidential information agreement between the Employee and the Company including, without limitation, the Entellus Confidentiality, Invention Assignment, and Non-Competition Agreement, the Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Company trade secret if, and only to the extent that, such disclosure is made: (a) directly or indirectly and in confidence to a Government Agency, government official, or an attorney, solely for the sole purpose of reporting or investigating the Company’s or other Released Party’s suspected violation of law; or (b) in a complaint or other document filed under seal in a lawsuit or other proceeding against the Company or another Released Party.

(e) Nothing in this Release authorizes or limits the Employee’s liability for any act that otherwise is prohibited by law, such as accessing or obtaining a Company trade secret or confidential information by unauthorized means.

Section 9. Compliance with Prior Agreements and Confidentiality.  The Employee remains bound by the terms of any prior agreement with the Company relating to any inventions assignment, confidentiality, conflicting interest, non-disclosure or non-compete obligation including, without limitation, the Entellus Confidentiality, Invention Assignment, and Non-Competition Agreement signed by the Employee.

Section 10. Return of Property.  The Employee will return and may not retain in any form, on or before the Date of Termination, all Company documents, data, and other property in the Employee’s possession or control.  Company property includes without limitation company vehicles, computers, fax machines, mobile phones, smartphones, thumb drives, access cards, keys, reports, manuals, records, product samples, office equipment and office supplies.  “Company Documents and Data” is defined to include without limitation correspondence, emails, text messages, reports, manuals, records, spreadsheets, blueprints, plans, writings, notes, graphs, charts, sound recordings, visual images, and other documents or materials related to the Company’s business that Employee has obtained, generated or received while working for the Company, including all electronically stored images and other information and data, copies, samples, computer data, disks or records of such material.  After returning Company Documents and Data, the Employee will permanently delete from any electronic media in Employee’s possession, custody, or control (such as computers, mobile phones, smartphones, personal digital assistants, other hand-held devices, mp3 players, iPads, back-up devices, zip drives, etc.) or to which Employee has access (such as remote e-mail exchange servers, back-up servers, off-site storage, the cloud, etc.), all Company Documents and Data stored in any medium from which such information can be obtained.  The Employee will provide the Company with the passwords to any password-protected documents that Employee created or is otherwise aware.

Section 11. Non-Admissions.  The parties deny liability or wrongdoing toward each other and agree that nothing in this Release will be deemed to represent any concession or admission of such liability or wrongdoing or any waiver of any defense.

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Section 12. Non-Assignment.  The Employee agrees that the Employee has not assigned or transferred in any manner, or purported to assign or transfer in any manner, to any person or entity, any claim or interest that is the subject of this Release.

Section 13. Beneficiaries, Successors and Assigns.  This Release will be binding on any successor or assignee of the Company’s business or operations and any such successor or assignee will be a beneficiary of this Release and may rely on and enforce this Release to secure or defend its rights.

Section 14. Governing Law and Disputes.  To the extent not preempted by provisions of ERISA, or any other federal laws of the United States, all disputes, claims or proceedings relating to or arising out of the Officer Severance Plan and this Release (including, but not limited to, the Employee’s right to challenge the knowing and voluntary nature of the Waiver and Release of Claims under the ADEA or the OWBPA or the Company’s compliance with the waiver requirements of the ADEA or the OWBPA), whether sounding in contract, tort or otherwise, shall be governed, administered, construed and enforced according to the internal, substantive laws of the State of Minnesota, without regard to its conflict of laws or choice of law principles or rules.  The United States District Court for the District of Minnesota is the exclusive proper venue for any action involving a dispute between the Employee and any Released Party, the Officer Severance Plan, the Administrator of the Officer Severance Plan or any other person relating to or arising from the Officer Severance Plan, and such court will have personal jurisdiction over the Employee.  The law as stated and applied by the United States Court of Appeals for the Eighth Circuit or the United States District Court for the District of Minnesota will apply to and control all actions relating to the Officer Severance Plan and this Release.  If federal jurisdiction is lacking, the exclusive venue shall be the courts located within Hennepin County, Minnesota.

Section 15. Construction, Invalidity and Severability.  Whenever possible, each provision of this Release must be interpreted as to be valid under applicable law.  If any provision of this Release is to any extent deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions contained in this Release will not be affected or impaired.  To the extent permitted and possible, the invalid or unenforceable term will be deemed to be replaced by a term that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term.  An adjudication of full or partial invalidity, illegality or unenforceability in one jurisdiction is not binding in other jurisdictions.

Section 16. Entire Agreement/Modifications.  Except for any continuing obligations of the Employee under the Officer Severance Plan or an employment, confidentiality, or competition agreement or related Company policy and, in particular, those confirmed in Section 10 of this Release, this Release constitutes the entire agreement between the Company and the Employee relating to the Employee’s employment and separation from employment with the Company.  The Employee understands that this Release cannot be changed unless done in writing and manually signed by both the Company and the Employee.

Section 17. Employee Acknowledgments.  The Employee affirms that the Employee has read this Release and understands all of its terms, has been advised by the Company to consult with an attorney and has had a sufficient opportunity to review this Release with the

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Employee’s attorney, if any.  The Employee states that the Employee enters into this Release voluntarily with a complete understanding of the Employee’s legal rights and obligations.  The Employee states that no promise or inducement has been offered by the Company except as set forth in this Release and that the Employee is signing this Release without relying on any statement or representation by the Company or any representative or agent of the Company.  The Employee states that the Employee has full legal authority to release the Employee’s Claims.  The Employee understands that this Release will have a final and binding effect and that by executing this Release, the Employee may be giving up the Employee’s legal rights.

EMPLOYEE:

Dated:

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